UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2013

THE COOPER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8597	94-2657368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6140 Stoneridge Mall Road, Suite 590, Pleasanton, California 94588

(Address of principal executive offices)

(925) 460-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry Into a Material Definitive Agreement.

2013 Incentive Payment Plan

On January 3, 2013, the Organization and Compensation Committee (the “Committee”) of the Board of Directors of The Cooper Companies, Inc. (“Cooper”) approved the 2013 Incentive Payment Plan (the “2013 Plan”) for Cooper and its subsidiaries (collectively with Cooper, the “Company”), a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

The 2013 Plan provides incentives to officers and key employees of the Company who are expected to contribute significantly to increasing the Company’s revenue, income, earnings per share and cash flow. Participation levels under the 2013 Plan are set at percentages of base salaries previously assigned to designated positions within the Company. Awards will be paid under the 2013 Plan with respect to the Company’s 2013 fiscal year, ending October 31, 2013, if the operating business’ (CooperVision’s or CooperSurgical’s) or the Company’s consolidated results (depending upon the named participant’s employer) meet specified performance targets. Performance targets for named participants employed by an operating business are tied to the attainment by that business of specified levels of revenue, operating income, earnings per share and cash flow as defined in the 2013 Plan. For named participants employed by Cooper, performance targets are tied to the attainment of certain levels of consolidated revenue, operating income, earnings per share and cash flow as defined in the 2013 Plan. In addition, a component of the participants’ awards may be granted on a discretionary basis by each participant’s division head or the Chief Executive Officer, or in the case of the five most highly paid executive officers and named Section 16(b) officers, by the Committee, following an assessment of each participant’s performance.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

10.1	The Cooper Companies, Inc. 2013 Incentive Payment Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COOPER COMPANIES, INC.

By	/s/ Carol R. Kaufman
Carol R. Kaufman
Executive Vice President, Secretary and Chief Administrative Officer

Dated: January 4, 2013

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	The Cooper Companies, Inc. 2013 Incentive Payment Plan